Exhibit 10.13

Execution Version

AMENDED AND RESTATED GUARANTY OF RECOURSE OBLIGATIONS

This AMENDED AND RESTATED GUARANTY OF RECOURSE OBLIGATIONS (this “Guaranty”) is executed as of May 4, 2018 by and between TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company, having an address at c/o TPG Real Estate Finance Trust, Inc., 888 7th Avenue, New York, New York 10106 (as such entity may be replaced in accordance with the terms of Section 11.19 of the Loan Agreement, as hereinafter defined, the “Guarantor”), and DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of a foreign banking institution, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and/or assigns, “Lender”).

W I T N E S E T H:

A.

Pursuant to that certain Promissory Note, dated as of August 13, 2015, executed by TPG RE Finance 6 LLC, a Delaware limited liability company (“Borrower”) and payable to the order of Lender in the maximum principal amount of $49,643,750 (together with all renewals, modifications, increases and extensions thereof, the “Note”), Borrower has become indebted, and may from time to time be further indebted, to Lender with respect to a loan (the “Loan”) which is made pursuant to that certain Loan and Security Agreement, dated as of August 13, 2015, between Borrower and Lender (as the same may be amended, modified, supplemented, replaced or otherwise modified from time to time, the “Loan Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

B.

In connection with entering into the Loan Agreement, Guarantor executed and delivered that certain Guaranty of Recourse Obligations, dated as of August 13, 2015 (the “Existing Guaranty”) in favor of Lender.

C.	Guarantor and Lender desire to amend and restate the Existing Guaranty to, among other things, amend the financial covenants and reporting requirements contained in the Existing Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises, Guarantor and Lender hereby agree that the Existing Guaranty is amended and restated in its entirety as follows:

ARTICLE 1
NATURE AND SCOPE OF GUARANTY

Section 1.1Guaranty of Obligation.

(a)Guarantor hereby irrevocablyguarantees to Lender and its successors and assigns the payment and performance of the Guaranteed Obligations (as defined below) as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise.  Guarantor hereby covenants and agrees that it is a primary obligor of the Guaranteed Obligations.

(b)As used herein, the term “Guaranteed Obligations” means (i) Borrower’s Recourse Liabilities, (ii) from and after the date that any Springing Recourse Event occurs, payment and performance of all of the Secured Obligations, (iii) Borrower’s obligation to fund Borrower’s Funding Percentage of Underlying Advance Request Amounts with respect to the Asset in accordance with Section 2.07(a) of the Loan Agreement and to the extent required in accordance with the Underlying Loan Agreement, and (iv) Borrower’s obligation to make Future Funding Paydowns in accordance with Section 2.07(b) of the Loan Agreement.

(c)Notwithstanding anything to the contrary in this Guaranty or in any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Secured Obligations or to require that all collateral shall continue to secure all of the Secured Obligations owing to Lender in accordance with the Loan Documents.

Section 1.2Nature of Guaranty.  This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection.  This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor until such time as the Guaranteed Obligations are paid or otherwise discharged or satisfied in full.  The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to Lender with respect to the Guaranteed Obligations.  This Guaranty may be enforced by Lender and any subsequent holder of the Note permitted under the terms of the Loan Agreement and shall not be discharged by the assignment or negotiation of all or part of the Note.

Section 1.3Guaranteed Obligations Not Reduced by Offset.  The Guaranteed Obligations and the liabilities and obligations of Guarantor to Lender hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower or any other party against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise, other than with respect to the defense of payment of the Guaranteed Obligations.

Section 1.4Payment By Guarantor.  If all or any part of the Guaranteed Obligations is or shall give rise to a monetary obligation, and such monetary obligation shall not be punctually paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, within one (1) Business Day of receipt of written demand by Lender, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, all such notices being hereby waived by Guarantor, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender at Lender’s address as set forth herein.  Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations and may be made from time to time with respect to the same or different items of Guaranteed Obligations.  Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

Section 1.5No Duty To Pursue Others.  It shall not be necessary for Lender (and Guarantor hereby waives any rights which Guarantor may have to require Lender), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other Person,

(i)enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (iii) enforce Lender’s rights against any other guarantors of the Guaranteed Obligations,

(ii)join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (v) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Loan, or (vi) resort to any other means of obtaining payment of the Guaranteed Obligations.  Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

Section 1.6Waivers.  Guarantor agrees to the provisions of the Loan Documents and hereby waives notice of (i) any loans or advances made by Lender to Borrower, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Note, the Pledge Agreement, the Loan Agreement or any other Loan Document, (iv) the execution and delivery by Borrower and Lender of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory note or other document arising under the Loan Documents or in connection with the Asset, (v) the occurrence of (A) any breach by Borrower of any of the terms or conditions of the Loan Agreement or any of the other Loan Documents, or (B) an Event of Default, (vi) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (vii) other than to the extent required by law, the sale or foreclosure (or the posting or advertising for the sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Borrower, or (ix) any other action at any time taken or omitted by Lender and, generally, all demands and notices of every kind in connection with this Guaranty (other than any written demand for payment expressly required under Section 1.4 hereof), the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and/or the obligations hereby guaranteed.

Section 1.7Payment of Expenses.  In the event that Guarantor shall breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, immediately upon demand by Lender, pay Lender all actual, out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Lender in the enforcement hereof or the preservation of Lender’s rights hereunder, together with interest thereon at the Default Rate from the date requested by Lender until the date of payment to Lender.  The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.

Section 1.8Effect of Bankruptcy.  In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Lender must rescind or restore any payment or any part thereof received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Lender shall be without effect and this Guaranty shall remain (or shall be reinstated to be) in full force and effect.  It is the intention of Borrower and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by the payment, discharge or satisfaction in full of the Guaranteed Obligations.

Section 1.9Waiver of Subrogation, Reimbursement and Contribution.  Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for the payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise; provided, however, that such waiver shall expire upon the payment, discharge or satisfaction in full of the Guaranteed Obligations.

ARTICLE 2
EVENTS AND CIRCUMSTANCES NOT REDUCING OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired or adversely affected by any of the following and waives any common law, equitable, statutory or other rights (including, without limitation, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

Section 2.1Modifications.  Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Secured Obligations, the Note, the Pledge Agreement, the Loan Agreement, the other Loan Documents or any other document, instrument, contract or understanding between Borrower and Lender or any other parties pertaining to the Guaranteed Obligations or any failure of Lender to notify Guarantor of any such action; provided, however, that the Guaranteed Obligations under clause (ii) of the definition thereof shall be reduced to the extent that any amendment of the Loan Documents executed by Borrower and Lender expressly reduces the principal balance of the Loan.

Section 2.2Adjustment.  Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to Borrower or Guarantor.

Section 2.3Condition of Borrower or Guarantor.  The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower or Guarantor or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor or any changes in the direct or indirect shareholders, partners or members, as applicable, of Borrower or Guarantor; or any reorganization of Borrower or Guarantor.

Section 2.4Invalidity of Guaranteed Obligations.  The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations for any reason whatsoever, including, without limitation, the fact that (i) the Guaranteed Obligations or any part thereof exceeds the amount permitted by law, (ii) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (iii) the officers or representatives executing the Note, the Pledge Agreement, the Loan Agreement or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iv) the Guaranteed Obligations violate applicable usury laws,

(i)the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower,

(ii)the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (vii) the Note, the Pledge Agreement, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.

Section 2.5Release of Obligors.  Any full or partial release of the liability of Borrower for the Guaranteed Obligations or any part thereof, or of any co-guarantors, or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support from any other Person, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons (including Borrower) will be liable to pay or perform the Guaranteed Obligations or that Lender will look to other Persons (including Borrower) to pay or perform the Guaranteed Obligations.

Section 2.6Other Collateral.  The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

Section 2.7Release of Collateral.  Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

Section 2.8Care and Diligence.  The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of Lender (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations, or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

Section 2.9Unenforceability.  The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.

Section 2.10Offset.  Any existing or future right of offset, claim or defense of Borrower against Lender, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 2.11Merger.  The reorganization, merger or consolidation of Borrower or Guarantor into or with any other Person.

Section 2.12Preference.  Any payment by Borrower to Lender is held to constitute a preference under the Bankruptcy Code or for any reason Lender is required to refund such payment or pay such amount to Borrower or to any other Person.

Section 2.13Other Actions Taken or Omitted.  Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into the Loan Documents and to extend credit to Borrower, Guarantor represents and warrants to Lender as follows:

Section 3.1Benefit.  Guarantor is an Affiliate of Borrower, is the owner of a direct or indirect interest in Borrower and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

Section 3.2Familiarity and Reliance.  Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

Section 3.3No Representation By Lender.  Neither Lender nor any other party has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

Section 3.4Guarantor’s Financial Condition.  As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor (a) is and will be solvent, (b) has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and (c) has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, including the Guaranteed Obligations.

Section 3.5Organization.  Guarantor is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Guaranty and the other Loan Documents to which it is a party, and has the power and authority to execute, deliver and perform under this Guaranty, the other Loan Documents to which it is a party and all the transactions contemplated hereby and thereby.

Section 3.6Proceedings; Enforceability.  This Guaranty and the other Loan Documents to which Guarantor is a party have been duly authorized, executed and delivered by Guarantor and constitute a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Neither this Guaranty nor any other Loan Document to which Guarantor is a party is subject to any right of rescission, set-off, counterclaim or defense by Guarantor, including the defense of usury, nor would the operation of any of the terms of this Guaranty or such other Loan Documents, or the exercise of any right hereunder or thereunder, render this Guaranty or such other Loan Documents unenforceable, and Guarantor has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

Section 3.7Legality.  The execution, delivery and performance by Guarantor of this Guaranty and the other Loan Documents to which Guarantor is a party, and the consummation of the transactions contemplated hereunder and thereunder, do not and will not contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the breach of, any indenture, mortgage, charge, lien, contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor.

Section 3.8Consents.  No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Guarantor of, or compliance by Guarantor with, this Guaranty or the other Loan Documents to which Guarantor is a party, or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by Guarantor.

Section 3.9Litigation; Full and Accurate Disclosure.  Except as disclosed in writing by Guarantor to Lender from time to time, there is no action, suit, proceeding or investigation pending or, to the best of Guarantor’s Knowledge, threatened in writing against Guarantor in any court or by or before any other Governmental Authority which, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

Section 3.10Survival.  All representations and warranties made by Guarantor herein shall survive the execution hereof until such time as the Guaranteed Obligations are paid, discharged or satisfied in full.

ARTICLE 4
SUBORDINATION OF CERTAIN INDEBTEDNESS

Section 4.1Subordination of All Guarantor Claims.  As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, and whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be, created, or the manner in which they have been, or may hereafter be, acquired by Guarantor.  The Guarantor Claims shall include, without limitation, all rights and claims of Guarantor against Borrower (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations.  So long as any portion of the Secured Obligations or the Guaranteed Obligations remain outstanding, Guarantor shall not receive or collect, directly or indirectly, from Borrower or any other Person any amount upon the Guarantor Claims.

Section 4.2Claims in Bankruptcy.  In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceeding involving Guarantor as a debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims.  Guarantor hereby assigns such dividends and payments to Lender.  Should Lender receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to Guarantor and which, as between Borrower and Guarantor, shall constitute a credit against the Guarantor Claims, then, upon payment to Lender in full of the Obligations and the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantor Claims.

Section 4.3Payments Held in Trust.  Notwithstanding anything to the contrary contained in this Guaranty, in the event that Guarantor should receive any funds, payments, claims and/or distributions which are prohibited by this Guaranty, Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims and/or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims and/or distributions so received except to pay such funds, payments, claims and/or distributions promptly to Lender, and Guarantor covenants promptly to pay the same to Lender.

Section 4.4Liens Subordinate.  Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Lender presently exist or are hereafter created or attach.  Without the prior written consent of Lender, Guarantor shall not (i) exercise or enforce any creditor’s rights it may have against Borrower, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or the joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on the assets of Borrower held by Guarantor.  The foregoing shall in no manner vitiate or amend, nor be deemed to vitiate or amend, any prohibition in the Loan Documents against Borrower granting liens or security interests in any of its assets to any Person other than Lender.

ARTICLE 5
COVENANTS

Section 5.1Definitions.  As used in this Article 5, the following terms shall have the respective meanings set forth below:

(a)“GAAP” shall mean generally accepted accounting principles, consistently applied.

(b)“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

(c) “Cash Equivalents” shall mean, as of any date of determination:

(i)insured certificates of deposit (with a maturity of three hundred and sixty (360) days or less) issued by, or savings accounts with, any commercial bank that (a) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal

Reserve System, (b) issues (or the parent of which issues) commercial paper rated at least P-1 (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, and (c) has combined capital and surplus of at least $250,000,000;

(ii)marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(iii)marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(iv)commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(v)time deposits, demand deposits, Eurodollar time deposits, time deposit accounts, term deposit accounts or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.00 million;

(vi)investments in money market funds which invest substantially all their assets in securities of the types described in clauses (ii) through (v) above; and

(vii)fifty percent (50%) of the par value of the pass-through certificates representing beneficial ownership interests in one or more first lien mortgage loans secured by commercial and/or multifamily properties rated AAA or the equivalent by each nationally recognized statistical rating organization that provides a rating to such certificates.

(d) “Customary Recourse Exceptions” shall mean, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness such as fraud, misapplication of cash, voluntary bankruptcy, environmental claims, breach of representations and warranties, failure to pay taxes and insurance, as applicable, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

(e)“EBITDA” shall mean, for any period, an amount equal to Net Income for such period, plus the sum of (a) the amount of depreciation and amortization expense deducted in determining Net Income for such period, (b) the amount of Interest Expense deducted in determining Net Income for such period, (c) income tax expense deducted in determining Net Income for such period, and (d) the amount of any extraordinary or non-recurring items reducing Net Income for such period, all as determined in accordance with GAAP.

(f)“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

(g)“Indebtedness” shall mean, as to any Person at a particular time, without duplication, the following to the extent they are included as indebtedness or liabilities in accordance with GAAP:

(i)obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person);

(ii)obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered;

(iii)Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

(iv)obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(v)Capital Lease Obligations of such Person;

(vi)obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements;

(vii)Indebtedness of others Guaranteed by such Person;

(viii)all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;

(ix)Indebtedness of general partnerships of which such Person is a general partner; and

(x)all net liabilities or obligations under any interest rate swap, interest rate cap, interest rate floor, interest rate collar or other hedging instrument or agreement.

(h)“Interest Expense” shall mean, for any period, the amount of total interest expense incurred by Guarantor and its consolidated Subsidiaries during such period.

(i)“Liquidity” shall mean, for any Person, Unrestricted Cash and Unrestricted Cash Equivalents.

(j)“Net Income” shall mean, for any period, with respect to Guarantor and its consolidated Subsidiaries, the consolidated net income (or loss) for such period as reported in Guarantor’s financial statements prepared in accordance with GAAP.

(k)“Non-Recourse Indebtedness” shall mean, Indebtedness that is not Recourse Indebtedness.

(l)“Person” shall mean, any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

(m) “Recourse Indebtedness” shall mean, with respect to any Person, for any period, without duplication, the aggregate Indebtedness in respect of which such Person is subject to recourse for payment, whether as a borrower, guarantor or otherwise; provided, that Indebtedness arising pursuant to Customary Recourse Exceptions shall not constitute Recourse Indebtedness until such time (if any) as demand has been made for the payment or performance of such Indebtedness or the conditions to triggering such recourse under the related agreement have occurred.

(n)“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, on a consolidated basis, (a) the total tangible assets of such Person, less (b) the total liabilities of such Person, in each case, on or as of such date and as determined in accordance with GAAP.

(o)“Total Equity” shall mean, with respect to any Person, as of any date of determination, the sum of all shareholder equity of such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

(p)“Total Indebtedness” shall mean, with respect to any Person, as of any date of determination (without duplication), the then aggregate outstanding amount of all Indebtedness of such Person on a consolidated basis, as determined in accordance with GAAP.

(q)“Unrestricted Cash and Unrestricted Cash Equivalents” shall mean, on any date, with respect to any Person and its Subsidiaries on a consolidated basis, (i) cash and Cash Equivalents (other than prepaid rents and security deposits made under tenant leases) held by such Person or any of its Subsidiaries that are not subject to any Lien (excluding statutory liens in favor of any depository bank where such cash is maintained), minus (ii) amounts included in the foregoing clause (i) that are with an entity other than such Person or any of its Subsidiaries as deposits or security for contractual obligations.

Section 5.2Covenants.

(a)Until all of the Obligations and the Guaranteed Obligations have been paid in full, Guarantor, with respect to itself and its Subsidiaries on a consolidated basis, shall not:

(i)permit Liquidity at any time to be less than the greater of (i) Ten Million and No/100 Dollars ($10,000,000.00) and (ii) 5% of Guarantor’s Recourse Indebtedness;

(ii)permit Tangible Net Worth at any time to be less than the sum of (x) $884,338,269.00, plus (y) seventy-five percent (75%) of the proceeds of all equity issuances (net of underwriting discounts and commissions, and other out-of-pocket expenses related to such equity issuances) made by Guarantor or Sponsor, without duplication, after the date hereof;

(iii)permit the ratio of (A) Total Indebtedness to (B) Total Equity at any time to exceed 3.5 to 1.0; and

(iv)permit, as of any date of determination, the ratio of (A) EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the last day of the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (B) Interest Expense for such period to be less than 1.5 to 1.0.

(b)Guarantor’s compliance with the covenants set forth in this Section 5.2 must be evidenced by the financial statements, as provided by Borrower to Lender on a quarterly basis at the time annual and quarterly financial statements are required to be furnished under the Loan Documents; compliance with all such covenants are subject to continuing verification of Lender; and Guarantor shall provide information that is reasonably requested by Lender with respect to any lawsuits and/or other matters disclosed in any financial statements of Guarantor delivered to Lender or disclosed in any Form 8-K filed by Guarantor with the Securities and Exchange Commission which would reasonably be expected to have a material adverse effect on Guarantor’s ability to comply with the covenants set forth in this Section 5.2; provided, that, for the avoidance of doubt, such continued verification shall not obligate Guarantor or Borrower to provide additional financial statements or compliance certificates other than those expressly required under the Loan Documents.

(c)Notwithstanding anything to the contrary contained herein or elsewhere, (i) in the event that Guarantor, Borrower or any Subsidiary of Guarantor has entered into or shall enter into or amend any other commercial real estate loan repurchase agreement, warehouse facility or credit facility with any other lender or repurchase buyer (each as in effect after giving effect to all amendments thereof, a “Third Party Agreement”) and such Third Party Agreement contains any financial covenant as to Guarantor for which there is no corresponding covenant in Section 5.2(a) at the time such financial covenant becomes effective (each an “Additional Financial Covenant”), or contains a financial covenant that corresponds to a covenant in Section 5.2(a) and such financial covenant is more restrictive as to Guarantor than the corresponding covenant in Section 5.2(a) as in effect at the time such financial covenant becomes effective (each, a “More Restrictive Financial Covenant” and together with each Additional Financial Covenant, each an “MFN Covenant”), then (A) Guarantor shall promptly notify Lender of the effectiveness of such MFN Covenant and (B) in the sole discretion of Lender Section 5.2(a) will automatically be deemed to be modified to reflect such MFN Covenant (whether through amendment of an existing covenant contained in Section 5.2(a) (including, if applicable, related definitions) or the inclusion of an additional financial covenant (including, if applicable, related definitions), as applicable), and (ii) in the event that all Third Party Agreements that contain an MFN Covenant are or have been amended, modified or terminated and the effect thereof is to make less restrictive as to Guarantor any MFN Covenant or eliminate any Additional Financial Covenant, then, upon Guarantor providing written notice to Lender of the same (each an “MFN Step Down Notice”), which Guarantor may deliver to Lender from time to time, the financial covenants in Section 5.2(a) will automatically be deemed to be modified to reflect only such MFN Covenants which are then in effect as of the date of any such MFN Step Down Notice; provided, however, that in no event shall the foregoing cause the financial covenants of Guarantor to be any less restrictive than the financial covenants expressly set forth in clauses (i) through (iv) of Section 5.2(a).  Promptly upon request by Lender, Guarantor shall execute and take any and all acts, amendments, supplements, modifications and assurances and other instruments as Lender may reasonably require from time to time in order to document any such modification and otherwise carry out the intent and purposes of this paragraph.

As of the date hereof, none of Guarantor, Borrower or any Subsidiary of Guarantor has entered into any More Restrictive Financial Covenants or Additional Financial Covenants as to Guarantor in any Third Party Agreement, except as disclosed to Lender on or prior to the date hereof.

Section 5.3Prohibited Transactions.  Guarantor shall not, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing or while an Event of Default has occurred and is continuing, either (i) enter into or effectuate any transaction with any Affiliate that would reduce the Net Worth of Guarantor (including the payment of any dividend or distribution to a shareholder, or the redemption, retirement, purchase or other acquisition for consideration of any stock or other ownership interest in Guarantor) or (ii) sell, pledge, mortgage or otherwise transfer to any Person any of Guarantor’s assets, or any interest therein.

Section 5.4Financial Statements.  Guarantor shall deliver to Lender:

(a)

as soon as available, but in any event within 90 days after the end of each fiscal year of Guarantor, a consolidated balance sheet of Guarantor and its subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)

as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor, a balance sheet of Guarantor and its subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Guarantor’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of Guarantor’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of Guarantor as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Guarantor and its subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Documents required to be delivered pursuant to the foregoing may be delivered by electronic communication (including email or otherwise) and if so delivered, shall be deemed to have been delivered on the date (i) on which the applicable party transmits such documents via email, (ii) on which the applicable party posts such documents, or provides a link thereto, on the applicable party’s website on the Internet at the website address listed on Schedule I attached hereto (which website address may be updated by Borrower by notice to Lender); provided, that with respect to the filing of a Form 10-Q or Form 8-K with the S.E.C., Borrower shall have provided a separate notice to Lender (by email or otherwise) of such filing, or (iii) on which such documents are posted on the applicable party’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender); provided, that with respect to the filing of a Form 10-Q or Form 8-K with the S.E.C., Borrower shall have provided a separate notice to Lender (by email or otherwise) of such filing.

Section 5.5Additional Covenants Existence.

(a)Compliance with Legal Requirements.  Guarantor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all material rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of its business and comply with all Legal Requirements applicable to it and its assets.  Guarantor shall not engage in any dissolution, liquidation or consolidation or merger with or into any other business entity without obtaining the prior consent of Lender.

(b)Litigation.  Guarantor shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Guarantor which would reasonably be expected by Guarantor to have a Material Adverse Effect.

(c)Patriot Act.  Guarantor will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Guarantor, including those relating to money laundering and terrorism.

(d)Further Assurances.  Guarantor shall, at Guarantor’s sole cost and expense:

(i)cure any defects in the execution and delivery of the Loan Documents to which Guarantor is a party and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents to which Guarantor is a party, as Lender may reasonably require; and

(ii)do and execute all and such further lawful and reasonable acts, conveyances and assurances as required to effectuate the intent and purpose of this Guaranty and the other Loan Documents to which Guarantor is a party, as Lender may reasonably require from time to time.

ARTICLE 6
MISCELLANEOUS

Section 6.1Waiver.  No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.  The rights of Lender hereunder shall be in addition to all other rights provided by law.  No modification or waiver of any provision of this Guaranty, nor any consent to any departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

Section 6.2Notices.  Unless otherwise provided in the Loan Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopy or email provided that such telecopy or email notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified for the intended recipient at the address listed below or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 6.2.  A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered on a Business Day, (c) in the case of expedited prepaid delivery upon delivery on a Business Day, or (d) in the case of telecopy or email, upon delivery; provided that the transmitting party did not receive an electronic notice of a transmission failure.  A party receiving a notice which does not comply with the technical requirements for notice under this Section 6.2 may elect to waive any deficiencies and treat the notice as having been properly given.

If to Lender:	Deutsche Bank AG, New York Branch 60 Wall Street, 10th Floor New York, NY 10005 Attention: Dino Paparelli Facsimile No. (212) 797-4489

with a copy to:	Hanover Street Capital, LLC 48 Wall Street 14th Floor New York, New York 10005 Attention: Amy Sinensky Fax: 212-380-9405

and to:	Sidley Austin LLP 787 7th Avenue New York, New York 10019 Attention: Robert L. Boyd, Esq. Telephone: 212-839-7352 Email: rboyd@sidley.com

If to Guarantor:	TPG RE Finance Trust Holdco, LLC c/o TPG Real Estate Finance Trust, Inc. 888 7th Avenue New York, New York 10106 Attention: Ian McColough Facsimile No. (212) 430-7531

with a copy to:	Ropes and Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attention: David Djaha, Esq.; Daniel Stanco, Esq. Fax: (646) 728-2936 (DD) (646) 728-1677 (DS)

Section 6.3Governing Law; Jurisdiction; Service of Process.  (a) THIS GUARANTY WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY GUARANTOR AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION RELATED HERETO, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.  TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY AND/OR THE OTHER LOAN DOCUMENTS, AND THIS GUARANTY AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF

NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND GUARANTOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  GUARANTOR AGREES THAT SERVICE OF PROCESS UPON GUARANTOR AT THE ADDRESS FOR GUARANTOR SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR GUARANTOR SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS AND WHICH SUBSTITUTE AGENT SHALL BE THE SAME AGENT DESIGNATED BY BORROWER UNDER THE LOAN AGREEMENT), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF GUARANTOR CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK.  NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST GUARANTOR IN ANY OTHER JURISDICTION.

Section 6.4Invalid Provisions.  If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

Section 6.5Amendments.  This Guaranty may be amended only by an instrument in writing executed by the party(ies) against whom such amendment is sought to be enforced.

Section 6.6Parties Bound; Assignment.  This Guaranty shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.  Lender shall have the right to assign or transfer its rights under this Guaranty in connection with any assignment of the Loan and the Loan Documents.  Any assignee or transferee of Lender shall be entitled to all the benefits afforded to Lender under this Guaranty.  Guarantor shall not have the right to assign or transfer its rights or obligations under this Guaranty without the prior written consent of Lender, and any attempted assignment without such consent shall be null and void.  Notwithstanding the foregoing, Guarantor may be replaced by a replacement guarantor in accordance with the terms set forth in Section 11.19 of the Loan Agreement.

Section 6.7Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

Section 6.8Recitals.  The recitals and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

Section 6.9Counterparts.  To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required.  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single instrument.  It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.  Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

Section 6.10Rights and Remedies.  If Guarantor becomes liable for any indebtedness owing by Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against Guarantor.  The exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

Section 6.11Entirety.  THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTOR AND LENDER WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF.  THIS GUARANTY IS INTENDED BY GUARANTOR AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTOR AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY.  THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND LENDER.

Section 6.12Waiver of Right To Trial By Jury.  GUARANTOR HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE

EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE PLEDGE AGREEMENT, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY GUARANTOR.

Section 6.13Cooperation.  Guarantor acknowledges that Lender and its successors and assigns may (i) sell this Guaranty, the Note and the other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan secured by this Guaranty to one or more investors or (iii) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (i) through (iii) are hereinafter each referred to as “Secondary Market Transaction”).  Subject to the terms, conditions and limitations set forth in the Loan Agreement, Guarantor shall, at no material cost to Guarantor, cooperate with Lender in effecting any such Secondary Market Transaction and shall provide (or cause Borrower to provide) such information, indemnities and materials as may be required or necessary pursuant to Section 11.4 of the Loan Agreement.

Section 6.14Reinstatement in Certain Circumstances.  If at any time any payment of the principal of or interest under the Note or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 6.15Gender; Number; General Definitions.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, (a) words used in this Guaranty may be used interchangeably in the singular or plural form, (b) any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, (c) the word “Borrower” shall mean “each Borrower and any subsequent holder or holders of the Asset or any part thereof or interest therein”, (d) the word “Lender” shall mean “Lender and any subsequent holder of the Note”, (e) the word “Note” shall mean “the Note and any other evidence of indebtedness secured by the Loan Agreement”, (f) the word “Asset” shall include any portion of the Asset and any interest therein, and (g) the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels, incurred or paid by Lender in protecting its interest in the Asset, the Leases and/or the Rents and/or in enforcing its rights hereunder.

[NO FURTHER TEXT ON THIS PAGE]

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President

[Signature Page to Amended & Restated Guaranty – TRT-DB NON (One Paraiso)]

LENDER:

DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of a foreign banking institution

By:	/s/ Dino Paparelli
Name: Dino Paparelli
Title: Managing Director

By:	/s/ James Huddleston
Name: James Huddleston
Title: Director

[Signature Page to Amended & Restated Guaranty – TRT-DB NON (One Paraiso)]

SCHEDULE I

WEBSITE ADDRESS FOR FINANCIAL REPORTING

Borrower and Guarantor: http://investors.tpgrefinance.com/Docs